Exhibit 99.1

10990 Roe Avenue Overland Park, KS 66211 Phone 913 696 6100 Fax 913 696 6116 News Release

YRC Worldwide Continues to Execute Long-Planned Refinancing Strategy

Local IBT Leaders Vote to Move Forward with Employee Ratification Vote

OVERLAND PARK, Kan., Dec. 9, 2013 – YRC Worldwide Inc. (NASDAQ: YRCW) announced today that it is continuing to execute on its plan to refinance its capital structure by successfully achieving yet another milestone. “The affirmative vote from local IBT leaders allows us to begin the ratification process by which the company is seeking to extend the current MOU [Memorandum of Understanding] to March 31, 2019, gain additional operating flexibilities in areas such as the increased use of purchased transportation and utility employees, among others and allows us to move forward with our effort to refinance the company’s balance sheet,” stated YRC Worldwide CEO James Welch.

“This has been a long, two-year journey that started with shedding non-core assets which led to an intense focus back on our core business – North American LTL. Now, with improved results, renewed focus on our people and our processes and support from our single largest partner, we are at the stage where we can finally address the bloated balance sheet that we inherited when we took over in July 2011. We have pursued a deliberate strategy to improve both our operations and our balance sheet, and we will constantly work to improve margins and returns for our investors. This agreement and our contemplated financings will be the final hurdle we need to clear to have a strong, stable business, which will provide great value for our stakeholders, job security for our employees and improved service for our customers,” added Welch.

“Our union and non-union employees have played a critical role in YRC Worldwide emerging from the economic downturn and previous management missteps, and we are now driving down the road to recovery. We appreciate the sacrifices that all of our employees and their families have made,” said Welch. “The good news is our proposed agreement will not cut current wages of existing employees or reduce their health and pension contributions, which were important considerations as we designed the proposal to cut costs and improve service in this competitive industry environment,” Welch stated. Savings from the proposed agreement and other corporate initiatives are forecasted to be approximately $100 million per annum; the majority of which would have been realized if the agreement would have been in place at the beginning of 2013.

“It has not been without its challenges, but we are pleased with our refinancing progress to date and believe that with this agreement and resulting savings we will be able to not only delever the balance sheet and extend our maturities, but will also be able to decrease our interest expense,” said YRC Worldwide CFO Jamie Pierson.

“With this agreement to vote in hand, we are now focusing on getting out to the front lines where the real work occurs and communicating with our hardworking men and women about why this new proposed agreement is critical to our company’s future. The foundation of this company’s strength is the support of many stakeholders including our employees, lenders, shareholders and, most importantly, our customers,” added Pierson.

Pierson went on to say, “The effectiveness of ratification is conditioned on the company receiving a majority vote to adopt the proposed agreement from the bargaining unit employees and retiring at least 90% of the outstanding Series A and B Notes through a range of potentially deleveraging options. The effectiveness is also conditioned on the company making reasonable efforts to refinance the existing Credit Agreement and ABL facility on terms that are better than those that are currently in place. We have been working in earnest with both Credit Suisse and MAEVA to those ends.”

The company anticipates that the ratification process will be completed on January 8, 2014 and expects the IBT will announce results soon thereafter.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “will,” “expect,” “anticipate,” “forecast” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are inherently uncertain and are subject to significant business, economic, competitive, regulatory and other risks, uncertainties and contingencies, known and unknown, many of which are beyond our control. Actual efficiencies from the agreement, results of the contingencies to obtaining the efficiencies, and results of our refinancing strategy, including the amount our existing stockholders will be diluted, will be determined by a number of factors, including those risk factors that are from time to time included in the company’s reports on Forms 10-K and 10-Q filed with the SEC.

About YRC Worldwide

YRC Worldwide Inc., a Fortune 500 company headquartered in Overland Park, Kan., is the holding company for a portfolio of successful companies including YRC Freight, YRC Reimer, Holland, Reddaway, and New Penn. YRC Worldwide has one of the largest, most comprehensive less-than-truckload (LTL) networks in North America with local, regional, national and international capabilities. Through its team of experienced service professionals, YRC Worldwide offers industry-leading expertise in heavyweight shipments and flexible supply chain solutions, ensuring customers can ship industrial, commercial and retail goods with confidence. Please visit www.yrcw.com for more information.

Follow YRC Worldwide on Twitter: http://twitter.com/yrcworldwide

Media Contact:	Suzanne Dawson
LAK Public Relations, Inc.
212-329-1420
sdawson@lakpr.com